LETTER OF INTENT

This Letter of Intent ("Letter of Intent") sets forth the agreement in principal pursuant to which Resort Savers, Inc., a Nevada corporation, by and through its wholly-owned subsidiary Xing Rui  International Investment Holding Group Co., Ltd. (collective referred to as "Resort Savers"), and the stockholders of Kashi Jinju Colour Printing Packaging Co. LTD, a Peoples Republic of China corporation ("Kashi Jinju"), will enter into a share exchange agreement whereby the stockholders of Kashi Jinju will exchange eighty percent (80%) of the issued and outstanding shares of common stock of Kashi Jinju for thirty-two million (32,000,000) shares of common stock of Resort Savers.  The parties intend to structure the transaction as a share exchange agreement.  It is understood that although the parties agree in principle to the contents hereof, any legal obligations of the parties shall only be those set forth herein or in a duly executed agreement between the parties.

1.            Share Exchange.  It is intended by the parties hereto that Resort Savers will acquire eighty percent (80%) of the issued and outstanding shares of common stock of Kashi Jinju (the "Kashi Jinju Shares"), and such shares are held free and clear of any liens, claims or other encumbrances.  In exchange for the shares of common stock of Kashi Jinju, Resort Savers will issue the Kashi Jinju, or its designee(s) thirty-two million (32,000,000) shares of Resort Savers common stock (the "Resort Savers Shares").  The Resort Savers Shares will be issued free and clear of any liens, claims or other encumbrances, subject to normal restrictions under the Securities Act of 1933.

2.            No Third Party Negotiations.  Resort Savers and its affiliates and/or representatives, and Kashi Jinju and its affiliates and/or representatives (collectively, the "Parties") agree that until the termination of this Letter of Intent, the Parties will not, either individually or collectively, offer or solicit any offer to enter into any merger, share exchange or similar type transaction with any other entity or party, nor will they engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner such a transaction.  The Parties hereby agree to advise the other Parties of any contact from any third party regarding the entry into any merger, share exchange or similar type transaction or of any contact which would relate to the transactions contemplated by this Letter of Intent.

3.            Resort Savers' Obligations Under this Letter of Intent.  From the date hereof until the termination of this Letter of Intent, Resort Savers and its representatives shall: (i) provide Kashi Jinju, as limited by disclosure requirements set for in the rules and regulations governing securities of the United States, full and complete access to inspect and appraise its business and operations and will disclose and make available to Kashi Jinju or its representatives during regular business hours, all books, agreements, papers and records relating to the financial condition, ownership and operation of Resort Savers as shall be reasonably requested; (ii) not make any material changes in the conduct of its business and operations except as required by applicable law; (iii) not make any material capital expenditures or inventory purchases outside the ordinary course of business; (iv) not incur any trade payables or other liabilities outside the ordinary course of business and shall pay all trade payables and other liabilities coming due in the ordinary course of business; (v) maintain and not deplete in any material way the assets and goodwill of Resort Savers; (vi) as soon as possible after the execution hereof, commence performance of its due diligence of Kashi Jinju and the negotiation of the Definitive Agreement; and (vii) without the prior written consent of Kashi Jinju, not disclose the terms of this Letter of Intent to any third party unless required by law.

4.            Kashi Jinju's Obligations Under this Letter of Intent.  From the date hereof until the termination of this Letter of Intent, Kashi Jinju and its representatives shall: (i) provide Resort Savers full and complete access to inspect and appraise its business and operations and will disclose and make available to Resort Savers or its representatives during regular business hours, all books, agreements, papers and records relating to the financial condition, ownership and operation of Kashi Jinju as shall be reasonably requested; (ii) not make any material changes in the conduct of its business and operations except as required by applicable law; (iii) not make any material capital expenditures or inventory purchases outside the ordinary course of business; (iv) not incur any trade payables or other liabilities outside the ordinary course of business and shall pay all trade payables and other liabilities coming due in the ordinary course of business; (v) maintain and not deplete in any material way the assets and goodwill of Kashi Jinju; (vi) as soon as possible after the execution hereof, commence performance of its due diligence of Resort Savers and the negotiation of the Definitive Agreement; and (vii) without the prior written consent of Resort Savers, not disclose the terms of this Letter of Intent to any third party unless required by law.

5.            Confidentiality.  Neither Kashi Jinju nor the Resort Savers parties shall disclose to any third party any information obtained pursuant to Paragraph 3 or 4 which is not otherwise generally available to the public or not within its knowledge, except as may be required by applicable law.  Any public release of information with respect to the matters set forth herein relating to such transactions will be made in the form and manner approved by the parties hereto and their respective counsel.

6.            Conditions Precedent to Closing.  In addition to those conditions precedent which are standard for similar transactions, closing of the Exchange will be subject to the following additional conditions:

(i)	Resort Savers shall have no liabilities as of the date of Closing, other than what it has disclosed with its filings with the United States Securities and Exchange Commission;

(ii)	All third party and other consents required for the transaction shall have been obtained;

(iii)	The business, legal, technical and financial due diligence of Kashi Jinju and Resort Savers shall have been completed and shall be satisfactory to Kashi Jinju of the Parties in its sole discretion.

7.            Execution Date.  The date for closing tentatively scheduled for May 15, 2015, at a date and place as mutually agreed to in writing by the parties hereto.

8.            Expenses.  Each party shall be responsible for its own expenses, including all legal and accounting fees with respect to transactions contemplated hereby, whether the transactions are consummated or that are not otherwise outlined in this Letter of Intent.

9.            Termination.  This Letter of Intent shall terminate upon the occurrence of any of the following events:

(i)	all parties are unable to agree by May 15, 2015, upon all terms, representations, warranties, covenants, conditions and provisions; or

(ii)	any state or federal agency having jurisdiction over approval of this transaction shall disapprove of any part of the proposed transaction.

11.            Authority to Execute.  Each party executing this Letter of Intent represents and warrants that such party has the legal authority to execute this Letter of Intent and that the execution is in compliance with all corporate requirements, and not in violation of any contract, agreement, understanding, rule, order or decree by which it or its businesses or assets are bound.

12.            Counterparts and Execution. This Letter of Intent may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. A copy of this Letter of Intent may be signed by Kashi Jinju and Resort Savers at different places and at different times. All duly executed facsimile or electronic documents shall be considered original documents and shall constitute binding and enforceable instruments.

Notwithstanding the above, this Letter of Intent is a binding agreement as to paragraphs 2, 5 and 8, which shall bind the parties until this Letter of Intent is terminated.

Kashi Jinju Colour Printing Packaging Co. LTD

By:   /s/ Fu Xiu Juan

Fu Xiu Juan     , President

Resort Savers, Inc.

By:   /s/  Zhou Gui Bin

Title: President & CEO